Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

GENERAL GROWTH PROPERTIES ANNOUNCES

NEW EXECUTIVE APPOINTMENTS

Shobi Khan named chief operating officer; Scott Morey named Chief Information and Technology Officer

CHICAGO [May 26, 2011] — General Growth Properties, Inc. (NYSE: GGP) (“GGP” or the “Company”) today announced the appointments of Shobi Khan, to chief operating officer and Scott Morey to chief information and technology officer.

Mr. Khan most recently served as U.S. chief investment officer at Bentall Kennedy, one of North American’s largest real estate investment advisors, where he also served on the company’s management group and investment committees.  Prior to joining Bentall Kennedy, Mr. Khan was senior vice president of investments at Equity Office Properties Trust.  While at EOP, he led the underwriting of $16 billion in office REIT mergers, as well as involved with EOP’s $39 billion sale to Blackstone in 2007.  Mr. Khan also has completed more than $4 billion of single/portfolio acquisitions, developments and dispositions.  Mr. Khan earned an MBA from the University of Southern California and a bachelor’s degree from the University of California at Berkeley.  He is an active member of the Urban Land Institute and the National Association of Real Estate Investment Managers.  His tenure at GGP begins June 13, 2011.

Mr. Morey was previously managing director for Alvarez & Marsal, leading their European real estate advisory practice.  While at Alvarez & Marsal, Mr. Morey directly advised on £7 billion worth of real estate positions across 12 countries in 2010.  Mr. Morey brings more than two decades of real estate, technology and operational experience to his role as GGP’s chief information and technology officer.  Prior to Alvarez & Marsal, Mr. Morey served as chief operating officer of CityScape, a private Nigerian-based real estate development company focusing on the development of self-contained communities in West Africa, changing the way people live, work, and play.  Mr. Morey has held similar management and technology positions including as senior vice president and chief information officer at Equity Office where he was instrumental in the integration of the company’s various acquisitions.  He is also a former partner with Ernst & Young Kenneth Leventhal. He earned a Bachelor’s of Business Administration from the University of San Diego.  Mr. Morey began his tenure at GGP on May 18, 2011.

ABOUT GGP

GGP is one of the nation’s largest shopping center owners. GGP has ownership and management interest in 169 regional and super regional shopping malls in 43 states. The company portfolio totals 172 million square feet of space. A publicly-traded real estate investment trust (REIT), GGP is listed on the New York Stock Exchange under the symbol GGP.

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CONTACT: David Keating, vice president of corporate communications, (312) 960-6325, david.keating@ggp.com